Exhibit 10.35

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (the “Agreement” or this “CSA”) is made and entered into the 16th day of November , 2022 (the “Effective Date”), by and between Corden Pharma Bergamo S.p.A., having a place of business at Via Bergamo 121, 24047 Treviglio (BG), Italy (“Corden”), and Acadia Pharmaceuticals, Inc., a Delaware corporation with offices at 3611 Valley Centre Drive, Ste. 300, San Diego, CA 92130 (“Customer”). Corden and Customer, as used herein, may be referred to, collectively, as the “Parties” and individually as a “Party”.

Recitals

WHEREAS, Customer is the licensor of proprietary Product;

WHEREAS, Customer is engaged in the registration, manufacturing, marketing, promotion and distribution of pharmaceuticals Product (as defined below) and has obtained all necessary permits and approvals from all relevant authorities for the completion of certain Phase III clinical studies and/or for the marketing and sale of the Product in the Territory;

WHEREAS, in order to ensure a continuous manufacturing and a reliable supply of the Product and to secure enough manufacturing capacity after the potential launch of Product, Customer is interested in entering in this CSA with Corden for commercial manufacturing services;

WHEREAS, Corden has the requisite infrastructure, licenses, permits ,and capabilities, including trained and experienced personnel and technical skills, to manufacture and supply the Product to Acadia for the purposes herein pursuant to the terms and conditions of this Agreement;

WHEREAS, the Parties previously entered into a Master Services Agreement (“MSA”), effective November 17, 2018, for Corden to perform certain non-commercial development, analysis, and manufacturing Product services for Acadia under the MSA;

WHEREAS, the Parties desire to maintain the MSA and now enter into this CSA to delineate, the terms and conditions for Corden to provide commercial supply manufacturing, related testing and ancillary services for Acadia as agreed by the Parties;

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants of the Parties hereinafter set forth, the Parties hereto agree as follows:

TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	MANUFACTURING OBLIGATIONS	7
3.	INTELLECTUAL PROPERTY (IP)	8
4.	CUSTOMER MATERIAL AND RAW MATERIAL	9
5.	FORECASTS, ORDERS	11
6.	PAYMENTS, TAXES	18
7.	WARRANTIES	19
8.	CHANGES TO PRODUCTS / CHANGE CONTROL	20
9.	HEALTH REGISTRATION APPROVAL SUPPORT; REGULATORY MATTERS	21
10.	QUALITY	22
11.	RECALL, INDEMNIFICATION, INSURANCE, SECURITY MEASURES	23
12.	CONFIDENTIALITY	26
13.	TERM, TERMINATION	27
14.	FORCE MAJEURE	28
15.	LEGAL COMPLIANCE	29
16.	MISCELLANEOUS	30
17.	Appendix 1, Product Addendum Template	36

1. DEFINITIONS

Definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The following words, terms and phrases, when used herein, shall have the following respective meanings:

1.1 “Acadia” shall have the meaning set forth on the front page of this Agreement.

1.2 “Affiliate” shall mean, with respect to a Party, any corporation or other entity that controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or controls, directly or indirectly, fifty percent (50%) or more of the share capital or voting rights of such entity or the power to direct or cause the direction of the management or policies of such other corporation or entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Agreement” or “CSA” shall mean this Commercial Supply Agreement including its Annexes and Product Addenda (and appendices, if applicable), as amended from time to time by mutual written agreement signed by both Parties.

1.4 “API” shall mean any pharmaceutical or biopharmaceutical agent (whether chemical or biologic) identified as a Product in any CSA Product Addendum.

1.5 “Applicable Law(s)” means the applicable provisions of all ordinances, rules, regulations, constitutions, laws, statutes, treaties, orders, decrees guidelines, guidance, or other requirements of any Governmental and/or Regulatory Authority that may be in effect and that are applicable to a Party and its activities performed pursuant to this Agreement in the country where such activity is performed, including, but not limited to compliance with cGMP and any environmental or biohazard laws in the country where the manufacture takes place.

1.6 “Background IP” shall have the meaning as set out in Section 3.1.

1.7 “Batch” means a specific quantity of Product Manufactured by Corden under cGMP in accordance with the Manufacturer’s Release Specifications and Service related requirement(s) stated herein or in any applicable Product Addendum, the Parties’ Quality Agreement, and using the Manufacturing Process.

1.8 Batch Documentation means all documentation relating to a Batch, including the executed Batch record (EBRs) and additional documents relating to the Batch such as the analytical testing records, the release for the Materials, deviations, and all documents relating directly to a Batch that Corden is required to maintain according to cGMP, the Specifications, service requirements , the Quality Agreement, the relevant Purchase Order or Work Order, and all Applicable Laws. These records are generated by Corden’s Quality Control and reviewed and approved by Quality Assurance.

1.9 “Business Day” means any day other than a Saturday or Sunday or a day that is a statutory holiday in Delaware, USA or Treviglio, Italy.

1.10 “Certificate of Analysis” means a document signed by an authorized representative of Corden describing the testing methods applied to the Product, the corresponding acceptance criteria, and the results of such testing.

1.11 “Certificate of Compliance” means a document signed by an authorized representative of Corden certifying that a particular batch of the Product was manufactured in accordance with cGMP, Applicable Law, and the Manufacturer’s Release Specifications.

1.12 “cGMP”, “GMP” or “Current Good Manufacturing Practices” means the regulatory requirements for the current good manufacturing practices in the United States Code of Federal Regulations 21 CFR Part 210 & Part 211, the standards, rules, principles, and guidelines set out in the provisions of Chapter II of the EC Commission Directive 2003/94/EC, together with European Union ("EU") Volume 4 Good Manufacturing Guidelines, the MHLW GMP/GQP ordinances and applicable regulations in Japan and/or Canada, as applicable to the manufacture of the Product, and all rules, regulations, promulgations, policies, and guidelines of other Regulatory Authorities applicable to the manufacture of the Product in the Territory in effect at any given time during the applicable Term.

1.13 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by either Party with respect to any objective, [***].

1.14 “Customer Release” means the release of cGMP Product by Customer used in humans in accordance with Customer’s standard operating procedures, the Quality Agreement and cGMP. Such Customer Release shall be conducted by Customer through review of all appropriate documentation which signifies that the Product has been produced using approved processes, in compliance with appropriate regulations, including but not limited to, cGMP, and meets the established specifications including the Manufacturer’s Release Specifications.

1.15 “CMC” means the chemistry, manufacturing, and controls section(s) and data in the Health Registrations that cover the chemical composition of the Product and its components and the control and Manufacturing Process for the Product, as amended from time to time.

1.16 “Corden” shall have the meaning set forth in the preamble on page 1.

1.17 “Confidential Information” shall have the meaning set forth in Section 12.1.

1.18 “Control” means the direct or indirect ownership of more than fifty percent (50%) of the equity interest in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.

1.19 “Customer Material” mean Raw Materials provided by or on behalf of Customer to Corden. All Customer Material, including qualified suppliers, shall be listed in the respective Product Addendum.

1.20 “Defect” means, in respect of a Product, a failure to comply with the applicable Specification and/or to have been manufactured in accordance with cGMP, and “Defective” shall be construed accordingly.

1.21 “Defective Product” means a Product with a Defect.

1.22 “Delivery Date” means the date agreed by the Parties for the delivery of Products in a Product Addendum or Purchase Order or as otherwise agreed in writing by the Parties pursuant to Section 5.2.

1.23 “Delivery Term” shall have the meaning as described in Section 5.3 (a).

1.24 “Develop” or “Development” means studies and other activities conducted by Corden under this Agreement to develop a process(es) manufacture and supply of Product and/or to validate all or part of a Manufacturing process including without limitation analytical tests and methods, formulations and dosage forms and stability. Development activities shall be described in the applicable Product Addendum.

1.25 “Facility” or “Manufacturing Site” means Corden’s facility where the Product is being manufactured as also defined in the Product Addendum.

1.26 “FDA” means the U.S. Food and Drug Administration.

1.27 “Force Majeure” is an event described in Section 14.

1.28 “Governmental Authority” means any supra-national, federal, national, regional, state, provincial or local entity responsible for granting approvals for the performance of services under this Agreement or for issuing or enforcing any Applicable Law, or for exercising authority with respect to the manufacture of the Product or the conduct of manufacturing services at any Production Facility, including without limitation the FDA and EMA.

1.29 “Health Registration” means, with respect to a pharmaceutical product containing Product, all registrations with and approvals from the relevant Governmental Authority necessary to market and sell such pharmaceutical product in a given country or group of countries, including the technical, medical and scientific licenses, registrations, authorizations and/or approvals of such medicinal product (including any marketing authorizations, pricing approvals, reimbursement approvals, and labeling approvals, as applicable). For the United States, the term Health Registration shall include a New Drug Application (NDA), for such pharmaceutical product and any amendments thereto.. For a Product in this Agreement, “Health Registration” shall also refer to the Health Registration for the Product’s final finished form, as applicable. For clarity, Health Registrations shall exclude any permits specific to the Facility.

1.30 “Initial Term” shall have the meaning set forth in Section 13.1.

1.31 “Intellectual Property” means collectively, patents, patent applications, trademarks, copyright, trade secrets, inventions, service marks, design rights, including applications for any of the foregoing, all rights in the know-how, trade or business secrets, and/or trade or business names and other rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the Territory whether registerable or not.

1.32 “Latent Defect” means a Defect existing at the time of delivery of the Product to Customer or its designee(s) but which could not reasonably be discovered by a visual inspection of its outer packaging or any accompanying documentation.

1.33 “Losses” means all losses, claims, liabilities, costs, awards, fines, penalties, expenses (including reasonable attorney’s fees, court fees and other reasonable professional expenses) and damages of any nature whatsoever reasonably foreseeable and unavoidable, however, always excluding any loss of profit or anticipated profit, loss of production, losses caused by business interruptions, loss of revenue and loss of goodwill or reputation.

1.34 “Manufacture” or “Manufacturing” means, as applicable, any and all operations, including without limitation, receipt of materials, Processing, testing, handling, labeling, quality control, releasing, storing, sample retention, serialization, and packaging for shipment and/or delivery according to the agreed Delivery Terms, carried out by or on behalf of Corden in the preparation and supply of the Product in accordance with the terms of this Agreement, the Quality Agreement, and subject to any applicable Product Addendum executed pursuant hereto.

1.35 “Manufacturing License” means any consent, permit, authorization or approval required by any Regulatory Authority for or in connection with Corden’s Manufacture of the Product at the Manufacturing Site(s) and the export/import of the Product to Customer in the Territory in accordance with any stated Delivery Terms or as specified in the Product Addendum.

1.36 “Manufacturing Run” means a manufacturing campaign for the Product on under cGMP, in accordance with the Specifications, a Product Addendum, and Quality Agreement and using the Manufacturing Process.

1.37 “Manufacturing Process” means, with respect to the Product, the manufacturing process that is in effect on the effective date of a Product Addendum, which process shall not be changed by Corden or Customer during the Term except in accordance with the terms of this Agreement.

1.38 “Manufacturing Standards” has the meaning set forth in Section 2.5.

1.39 “Marketing Application” shall mean an application for marketing authorization, which has not yet been approved by the FDA or other Regulatory Authority, including without limitation, an FDA New Drug Application (“NDA”), and other similar marketing authorizations promulgated by Regulatory Authorities.

1.40 “Market Authorization” shall mean any approved Marketing Application promulgated by Regulatory Authorities.

1.41 “Master Batch Record” means a controlled document of Corden, approved by authorized representatives of both Parties, that documents the Manufacturing Process. It includes all relevant process parameters to be met and equipment and raw materials to be used.

1.42 “Manufacturer’s Release” means Corden has: (i) Manufactured and/or packaged and/or labeled a Product according to the Master Batch Record; (ii) fulfilled its testing/analytical obligations as further set forth herein; (iii) had its quality department review and approve all Manufacturing and testing services performed by Corden; (iv) completed and made available to the Customer all documentation related to such Product pursuant to the Quality Agreement or any additional documentation reasonably requested from the Customer’s quality department; and (v) provided Customer with notice that such Product is available to be picked up by Customer’s carrier.

1.43 “Manufacturer’s Release Specifications” means the defined list of analytical test methods performed by Corden or on behalf of Corden and the respective acceptance criteria thereto for the Product as set forth in the applicable Product Addendum for Corden Manufacturer’s Release.

1.44 “Materials” means the active ingredients, raw materials, excipients, packaging materials and components used in the manufacture of the Products.

1.45 “Minimum Annual Volume Commitment” means the annual minimum volume of Product to be ordered by Customer per calendar year as specified in the Product Addendum.

1.46 “Minimum Order Quantity” means a minimum number of Batches or Product units to be ordered by Customer per Purchase Order as further specified in the Product Addendum.

1.47 “Product” means any pharmaceutical product, API, starting material, Intermediate, precursor to be manufactured by Corden pursuant to this Agreement as more specifically described in a Product Addendum.

1.48 “Product Addendum” means a written individual agreement, in a form similar to the Product Addendum template, Appendix 1, attached hereto and incorporated by reference, between the Parties for Corden to provide Services with respect to a specific Product and Manufacture such Product for Customer’s commercial use according to the terms and conditions set forth in this Agreement.

1.49 “Product Price” means any fee for Services associated with the Manufacture of a Batch or agreed commercial price per Batch, vial or other units defined in the Product Addendum.

1.50 “Process” or “Processing” means, as applicable, manufacturing, handling, storing, analyzing, testing, filling, finishing, packaging, inspecting, labeling, and preparing for shipment of Product (as applicable) by Corden pursuant to this Agreement and/or Product Addendum, but excludes any optimization and/or improvement of the processes unrelated to the Product.

1.51 “Quality Agreement” refers to a separate agreement, which shall be incorporated by reference into this Agreement, that sets out the parties’ respective quality related responsibilities and the Customer’s quality assurance standards for Corden’s Manufacture of Product and performance of Services.

1.52 “Raw Materials” means all raw materials, chemicals, components, excipients, packaging and labeling components, and other consumable items, which are useful or necessary for the Manufacture of the Product, as may be further specified in a bill of materials in the Product Addendum.

1.53 “Regulatory Authority” means any multinational, federal, state, local, municipal or other Governmental Authority in the Territory having jurisdiction over any aspect of the activities contemplated by this Agreement, including to the extent applicable, in the United States- the FDA, and in the EU,-the European Medicines Agency (EMA), as well as the respective authorities in Japan and Canada.

1.54 “Services” means certain pharmaceutical Development services in addition to the Processing and Manufacturing of Product, including without limitation, sourcing of certain Raw Materials,

analytical method development and analysis, stability services, clinical packaging, validation services, quality assurance, and regulatory consulting provided by Corden.

1.55 “Specifications” means numerical limits, ranges, required quality and characteristics of the Product, and/or other acceptance criteria to which the Raw Materials, intermediates, Product or in-process samples of making the Product, must conform to in order for the Product to be acceptable for its intended use under this Agreement and the Quality Agreement, including, but not limited, Manufacturer’s Release Specifications.

1.56 “Testing Specification” means the specific master document that lists the testing parameters, references to analytical procedures and their Specifications. Types of Testing Specifications include but are not limited to the Raw Materials, in-process controls, intermediates and Product.

1.57 “Term” shall have the meaning set forth in Section 13.1.

1.58 “Territory” means the countries and/or jurisdictions, where Customer intends to market the Product: [***].

1.59 “Tech Transfer” means the transfer of all technology and information belonging to the Customer and relating to (a) the Product, including the Processing, testing, or Manufacturing of the Product; (b) all information belonging to or acquired by Customer under this Agreement; and (c) any relating documentation whether created individually or jointly by Corden or Customer.

2. Manufacturing Obligations

2.1 Scope of the Agreement. Subject to the terms and conditions set forth herein, Corden agrees to Manufacture Product for Customer and perform additional services as defined below in accordance with Customer’s requirements as defined and forecasted pursuant to Section 5 and as specified in a Product Addendum.

2.2 Additional Services. Corden shall provide such other Services in connection with Manufacturing of Product as may be agreed upon by the Parties in a Product Addendum, including but not limited to stability studies (including registration stability), analytical validation completion based on identified gaps, placebo manufacture (if required), services arising from the preparation of a response to a question from a Regulatory Authority (to the extent necessary), additional validation protocols / testing (if required for future commercial batches), redevelopment (if required), scale up Batch size, process improvements.

2.3 License. Commencing on the Effective Date and continuing only until the expiration or termination of this Agreement, in order to enable Corden to operate and perform its obligations set forth in this Agreement, Customer hereby grants to Corden a non-exclusive, non-transferable, sub-licensable (but only to Approved Subcontractors, listed in Product Addendum), royalty-free, limited license under the Product Intellectual Property for the limited purpose of manufacturing the Product for sale to Customer pursuant to the terms and conditions of this Agreement.

2.4 No General Terms and Conditions. All Product Addenda are governed by the terms and conditions of this Agreement. The general terms and conditions of each Party and each of the Party’s Affiliates shall not apply under this Agreement and are hereby expressly excluded. Any reference in a Purchase Order to the general terms and conditions of any Party, Affiliates or Third Parties shall not become legally effective between the involved legal entities.

2.5 Product Manufacturing Standards. Corden shall manufacture the Product at the Manufacturing Site specified in a Product Addendum in accordance with cGMP, the Manufacturer’s Release Specifications, the Manufacturing License, and the Parties’ Quality Agreement, and all Applicable Laws relevant to the Manufacture of the Product at the Facility and with personnel that are knowledgeable, qualified and trained to perform the activities required to Manufacture the Product pursuant to the terms and conditions of this Agreement (“Manufacturing Standards”). For Services to be performed in accordance with cGMP Regulations, the Parties agree to enter in a Quality Agreement between the Parties (or its Affiliates) that shall be incorporated herein by reference, as same may be amended from time to time by mutual written agreement between the Parties. The Quality Agreement shall supplement the terms of this Agreement. In the event of inconsistencies between this Quality Agreement and this Agreement, the terms of the Quality Agreement shall control with respect to quality requirements and this Agreement shall control with respect to all other matters.

2.6 Affiliates. Any Affiliate of Corden who enters into a Product Addendum hereunder shall be defined as “Corden” hereunder in lieu of Corden for the purposes of such Product Addendum and shall enjoy the rights and assume the obligations set forth in this Agreement with respect to such Product Addendum. For clarity, under no circumstances shall Corden Bergamo be jointly liable for acts or omissions of any of its Affiliates, or shall the amount limiting the liability of Corden Bergamo be increased by amounts paid by Customer for services or products to any of Corden’s Affiliates.

2.7 Subcontracting. Corden may subcontract any part of the Services or the Manufacturing only after prior written consent of Customer to any of its Affiliates and/or to any approved subcontractor. Corden shall remain liable for acts or omissions of its approved subcontractors.

2.8 Timelines and Delivery Dates. Corden will provide Customer with the Manufacturing and related services and deliveries pursuant to any timelines indicated in a Product Addendum.

2.9 Grant of Exclusivity. To the extent and as defined in the Product Addendum, Corden shall not manufacture Product on its own or for any Third Party for marketing, sale, or distribution.

2.10 Minimum Annual Volume Commitment. During the Term of this Agreement, Customer agrees to purchase from Corden the Minimum Annual Volume Commitment as defined in the Product Addendum per each such calendar year. In the event that Customer fails to place Purchase Orders to satisfy the Product quantities relating to the Minimum Annual Volume Commitment in each calendar year, Customer shall compensate Corden with the Product Price for the Product corresponding the to the missing quantities from the Minimum Annual Volume Commitment.

3. INTELLECTUAL PROPERTY (IP)

3.1 Background IP. Each Party shall, at all times throughout and after the Term, remain the owner of any and all IP that it owned (or was licensed to use) by the effective date of the signed CDA, and which IP shall, for the purposes of this Agreement shall remain owned or licensed by the Party (collectively “Background IP”). Corden acknowledges that (a) IP relating to the Product shall be vested in and belong exclusively to Customer; (b) IP relating to Manufacturing Processes of Product, including testing and packaging that are developed and/or created pursuant to this Agreement shall belong to Customer; however, Corden IP, which is generally used at its Manufacturing Site (to the extent existing prior to the Effective Date, or developed independently of this Agreement without the use of Customer’s Confidential Information), shall remain vested in and belong to Corden or its relevant Affiliate. For the purposes of this Section, Background IP vested in Corden (or its Affiliates) shall be defined as “Corden Background IP” and Background IP vested in Customer (or its Affiliates) shall be defined as “Customer Background IP.”

3.2 Customer Arising IP. Neither Corden, its Affiliates, nor any of its respective subcontractors shall acquire any rights whatsoever to the Product by performing any services pursuant to this Agreement and/or a Product Addendum. All rights to any IP (whether or not patentable) conceived (whether or not reduced to practice) in the performance of Services or Processing pursuant to this Agreement by Corden or its Affiliates’ employees, or independent contractors, either solely or jointly with employees, agents, consultants or other representatives of Corden exclusively or primarily relating to the Product, will be owned solely and exclusively by Customer (“Customer Arising IP”). Excluding Customer Arising IP, Corden shall own all Inventions and other Intellectual Property (including improvements to Corden’s Background IP) made or conceived in connection with the Services or the Manufacturing (collectively, “Corden IP”).

3.3 Use of Intellectual Property. Corden will not use, or allow others to use, any Customer Background or Customer Arising IP for any other purpose other than stated in this Agreement and Product Addenda. Customer hereby grants Corden and any Affiliates and subcontractors approved by Customer a non-exclusive and royalty free license for the term to use Customer Background IP and Customer Arising IP to the extent necessary to Manufacture the Product and perform services under this Agreement. Corden hereby grants to Customer and its Affiliates an irrevocable, worldwide, non-exclusive, and royalty free license to use Corden Background IP and Corden IP to the extent necessary for Customer or its Affiliates to further manufacture, commercialize, distribute, market, export, sell and otherwise use the Product.

3.4 Assistance. Corden shall fully cooperate in the preparation, filing, prosecution and maintenance of all trademarks, copyrights, patents or other Intellectual Property of any Customer Arising IP at Customer’s sole cost. Such cooperation shall include without limitation execution of all papers and instruments appropriate so as to enable Customer to prepare, file, enforce, and maintain such rights in any country, provided that Customer shall compensate Corden for its reasonable out-of-pocket costs and expenses associated with such actions.

4. Customer Material and Raw Material

4.1 Sourcing of Customer Material:

(a) Unless otherwise agreed between the Parties in a Product Addendum, Customer will at its sole cost and expense deliver the Customer Material to the Facility DDP (Incoterms 2020). Customer’s obligation will include obtaining the release of the Customer Materials from the applicable customs agency and Government Authority. Unless otherwise agreed in writing, Customer or Customer’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws) for Customer Materials imported to the Facility, and Customer is responsible for compliance with Applicable Laws (and the cost of compliance) relating to that role. For Customer Materials which may be subject to import or export to or from the United States, Customer agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(b) Unless otherwise agreed between the Parties in a Product Addendum, Customer or its designee shall use Commercially Reasonable Efforts to, except as provided in 4.1 ( e ) below, deliver to the Facility such quantities of Customer Material within the required timeframe, [***] days or as defined in the Product Addendum, as are reasonably forecasted by Corden pursuant to Section 5.1 (e) for Corden to manufacture the amount of Product ordered by Customer pursuant to Section 5.2, at no cost to Corden. Each delivery of Customer Material shall be accompanied by an appropriate certificate of analysis or equivalent documentation and a statement setting forth the amount of Customer Material being delivered (the “Quantity Statement”). Customer Materials shall be delivered in accordance with the provisions and standards set forth in the Quality Agreement or the approved Material specifications, as applicable.

(c) Upon receipt of Customer Material, Corden shall conduct or perform (i) visual inspections in accordance with the Quality Agreement, including identification testing, (ii) testing in accordance with the Testing Specifications, and (iii) a quantity check to confirm that the quantities delivered are as set forth in the applicable Quantity Statement.

(d) Within [***] calendar days or as defined in the Product Addendum after Corden’s receipt of Customer Material (“Inspection Period”), Corden shall also provide Customer with written confirmation that such shipment conforms with and to the Customer Material Specifications to the extent required under the Quality Agreement, and the Quantity Statement. Corden QA will release and provide COA for the Customer Materials according to the terms of the Quality Agreement, if applicable. Corden shall maintain control samples of the Customer Material and records with respect to such testing and/or inspection, in accordance with Corden’s internal record retention policies and cGMP, and shall make such records available to Customer during normal business hours, upon Customer’ prior written request.

(e) In the event that the required quantities of Customer Materials in accordance with Section 5.1.(e) are not received within [***] calendar days, or as defined in the Product Addendum, before the scheduled Manufacturing date not due to a reason within Corden’s control, and no other released Customer Materials are stored as Safety Stock at Corden’s Facility or its qualified warehouse, Corden is no longer bound by the shipment dates set forth in the Rolling Forecast, and the Parties shall agree in good faith on an appropriate modification of the Manufacturing schedule.

(f) In the event that Corden reasonably determines that any Customer Material does not conform with or to the Customer Material Specifications, Corden shall notify Customer thereof as soon as practicable but not later than [***] Business Days after the conclusion of the Inspection Period, and Corden shall not use such Customer Material for the manufacture of the Product until the conformity of such shipment is established or negated as set forth in this Section Notwithstanding the foregoing, non-conforming materials that are not reasonably discoverable are not subject to the above timelines and will be communicated in writing as soon as possible to Customer, but in no event more than [***] days after the date Corden first becomes aware of the non-conforming material.

(g) Notwithstanding the foregoing and in addition to any further rights of Corden hereunder, the timelines as agreed between the Parties for Purchase Orders concerning the supply of Customer Material either not timely delivered or not meeting the Customer Material Specifications shall be appropriately extended. For clarity, Corden shall not be responsible for any delays in delivery of Product or Non-Conforming Product caused by Customer Material being delivered late or not meeting Specifications. Corden shall use Commercially Reasonable Efforts to make use of the manufacturing slot initially reserved for the Manufacturing of Product for Customer for Third Parties in order to minimise any cost for lost capacity and to find a new manufacturing slot in order that Product that was not manufactured due to such non-conforming or late delivered (i.e. delivery more than [***] Business Days late) Customer Material may be manufactured as soon as practicable using conforming Customer Material. The same will apply with regard to additional time needed for testing of Customer Material. At Customer’ discretion and upon request only, Corden shall deliver to Customer (or its designee), or destroy, any rejected Customer Material at Customer’ sole cost and expense. Corden shall use Commercially Reasonable Efforts to mitigate loss including but not limited to partial execution of the Product campaign or use of idle capacity for third party projects. If Corden is unable to use such partial of full capacity despite its good faith efforts, Customer agrees to compensate Corden for such lost or idle capacity based on [***]% of Product Price of the respective Product which was planned to be manufactured during the time of idle capacity using the Customer Material which is not available according to a case of subsection 4.1 (e) or 4.1 (f) above.

(h) Customer shall at all times exclusively own and retain all right, title and interest in, to and under any Customer Material delivered to Corden pursuant to this Agreement, except that Corden shall be liable for loss or damage pursuant to Section 11.4.

4.2 All Raw Materials (other than the Customer Material) required for the manufacture of the Products shall be procured and/or purchased by Corden for its own account, at the sole cost and expense of Corden. Prior to use of any such other Raw Materials, Corden shall ensure that such Raw Materials conforms with or to the applicable Raw Materials specifications. Corden shall maintain adequate inventory of such qualified Raw Materials to meet its obligations at Corden’s sole expense.

4.3 Safety Stock: no later than [***] months after a Product has obtained regulatory approval, the Parties will negotiate and mutually agree in writing on the quantity of safety stock of Materials, if any, to be carried by Corden to be utilized by Corden for fulfillment of Services for Customer at a later date to ensure that there is a continuity of Product supply in the marketplace ("Safety Stock"), at Customer's expense. Corden will maintain and continually replenish, at Customer's expense (based on FIFO and FEFO methods to usage) a rolling Safety Stock of Materials, as the case may be, in the quantities agreed to in writing by the Parties, as well as the threshold levels of Safety Stock that must be maintained at all times, taking into account procurement lead time of all Product specific Materials and Product production cycle times. The safety stock will be in place at Customer's expense within [***] months after regulatory approval or within a timeframe mutually agreed upon by both Parties in writing taking into consideration reasonable time to build it. Once safety stock is in place, Corden will replace any defective Materials by utilizing safety stock. Corden will promptly notify Customer of any reduction in safety stock and the level of any safety stock until such time as Safety Stock is replenished to the original agreed upon level. Corden will: (i) store and handle all safety stock in accordance with the provisions of the Quality Agreement, and will take necessary care to prevent its damage, loss or theft; (ii) clearly identify all such safety stock in storage and in its books as goods belonging to Customer; and (iii) always use FIFO and FEFO methods of usage for safety stock.

4.4 Any Customer Material under the control or in the possession of Corden shall be used by Corden solely and exclusively to manufacture Product to be supplied to Customer pursuant to this Agreement. Corden shall supply Customer with all of the Product that Corden manufactures using the Customer Material during the Term.

4.5 Within [***] Business Days after the end of each month during the Term, Corden will provide Customer with an inventory report, which report will minimally include a description of Raw Materials, Customer Material and Product then in its possession or control, including the lot number(s), quantity and inventory status of same.

5. Forecasts, Orders

5.1 Forecasts

(a) Prior to the first commercial launch of the Product using Corden as a registered commercial Manufacturer (“Launch”), the Parties shall agree on a binding reservation schedule for the manufacturing capacity required for commercial manufacturing of Product. This reservation schedule as well as the milestones for services for the validation batches may only be changed by mutual agreement of the Parties, ,as further detailed in the Product Addendum.

(b) Unless otherwise agreed in a Product Addendum, during the Term, but no later than the Quarter in which the Product is launched in the first market of the Territory, on a [***] basis, Customer shall provide Corden with a rolling [***]-month forecast (“Rolling Forecast”) indicating Customer’ expected delivery of Product for the next [***] (i.e., [***]), in full batch sizes. The first [***] months (i.e., the first [***] ) of the Rolling Forecast (i.e., [***]) shall be considered binding for both Parties under this Section 5 (“Binding Forecast”), and the second [***] period (i.e., [***]) shall be considered non-binding for both Parties (“Non-Binding Forecast”). The initial Rolling Forecast is attached hereto as Schedule 1, and each subsequent update will be due on or before the [***] Business Day of each new [***] during the Term (covering such new [***] and the subsequent [***] ).

(c) Corden shall review each update to the Rolling Forecast and assess if it is able to manufacture or otherwise supply Customer’ requirements for Product in excess of the amount set forth in the previous Binding Forecast, if any, and assuming that the remainder of the Rolling Forecast will become binding in time as contemplated by this Agreement. In the event that, upon receipt of an updated Rolling Forecast, Corden anticipates that it shall not be able to manufacture or otherwise supply Customer’ requirements for Product in excess of the amount set forth in the previous Binding Forecast, Corden shall inform Customer in writing within [***] Business Days after Corden’s receipt of said updated Rolling Forecast, and Customer shall then be entitled to obtain from alternative suppliers any such excess amount of Product which Corden has indicated that it would not be able to manufacture or otherwise supply for Customer.

For the avoidance of doubt, Corden will not be obliged to manufacture any portion of the initial Binding Forecast that requires a capital investment in the Production Facility, unless otherwise agreed by Corden.

(d) Non-Binding Forecasts provided by Customer shall be made in good faith, using the degree of diligence that Customer would apply in the event that Customer was engaged to manufacture or otherwise supply the Product for itself or another Person. For clarity, as [***]of the Non-binding Forecast becomes [***]of the Binding Forecast, it will automatically become binding except to the extent Customer increase or decrease the amount forecast for such quarter by more than [***]percent ([***]%) over the previous Non-Binding Forecast. The Parties agree to discuss as soon as practicable any such overage request, provided Corden will use commercially reasonable efforts to fulfill such overage and any other additional Product requirement of Customer not contemplated by the updated Binding Forecast.

(e) Within [***] Business Days after receipt of each Rolling Forecast, Corden shall submit to Customer a corresponding good faith, non-binding, estimated rolling forecast of Corden’s expected requirements of/for Customer Material based on such Rolling Forecast (taking into account any released quantities of Customer Material already on hand at the Production Facility). Each such forecast provided by Corden shall include a reasonable safety stock of Customer Material (sufficient to manufacture at least the next calendar quarter’s Binding Forecast). For clarity, the delivery dates set forth in Corden’s forecast for such Customer Materials shall allow [***] days or as specified in the Product Addendum for analytical testing and release of such Customer Materials by Corden.

5.2 Purchase Orders

(a) Customer shall place purchase orders covering the quantities of Product contained in each Binding Forecast (each, a “Purchase Order“) and Corden shall accept such Purchase Orders in full (to the extent consistent with the Binding Forecast and meeting the Minimum Order Quantity) and deliver the quantities of Product covered by such Purchase Orders with such delivery dates as are consistent with the agreed lead times for production as specified between the Parties in writing. Customer or its designee shall issue Purchase Orders that include timelines for delivery and quantity of Product to be supplied by Corden and such other details as may be agreed to by the Parties in writing in accordance with such specified lead times. Together with the first Rolling Forecast delivered hereunder, Customer will issue Purchase Orders covering the first [***]-month period thereof (i.e., the initial Binding Forecast). Thereafter, Customer will issue Purchase Orders with each subsequent Rolling Forecast that covers the new calendar quarter added to the latest Binding Forecast. Each Purchase Order will be confirmatory of, and supplemental to, the latest Binding Forecast rather than creating a new legal obligation. For the sake of clarity, after the first [***]-months period thereof (i.e., the initial Binding Forecast) and according to the above-mentioned Order protocol, Customer will routinely place Purchase Orders [***]months prior the delivery date of the Product. If Customer fails to place a Purchase Order for the volumes covered by the Binding Forecast, Corden may invoice Customer the price of Product planned under the Binding Forecast at the end of the [***]-month period. Corden shall use Commercially Reasonable Efforts to mitigate any idle capacity associated with Customer’s failure to timely place a Purchase Order. If Corden is able to use the idle Manufacturing slot, Customer shall only pay to Corden the difference between the value of the Binding Forecast and the value of the replacement project(s).

(b) Each Purchase Order placed by Customer must be accepted by Corden by way of a written Purchase Order confirmation within [***] Business Days after Corden’s receipt of such Purchase Order to the extent that it is consistent with the Binding Forecast, subject only to the exception set forth in Section 5.1(c) above. Corden shall deliver the Product covered by any such Purchase Orders on or before the scheduled delivery date as specified in the applicable Purchase Order confirmation.

(c) Any material change in or to any Purchase Order shall require the prior written agreement of Corden and Customer. Any accepted Purchase Orders pursuant to Section 5.2 above shall be firm and binding on the Parties and may not be cancelled, either totally or partially, unless agreed to by the Parties in writing.

(d) Corden shall not be liable for any delay in manufacturing/supplying Product to the extent such delay is due to circumstances caused by or within the direct control of Customer, or is due to Force Majeure. Corden shall promptly inform Customer of any circumstance which may cause delays in manufacturing/supplying Product and both Parties will use commercially reasonable efforts to mitigate the effects of any such delay.

5.3 Delivery; Invoicing; Payment; Release

(a) Delivery Terms. The Product shall be packaged and labelled as instructed by Customer and all shipments of same shall be accompanied by the appropriate documentation as described below and as set forth in the Quality Agreement. All Product containers shall be appropriately labelled with the name and presentation of the Product, traceable batch number, container item number, date of manufacturing, SAP code, quantity of Product and storage conditions. All shipments shall be appropriately labelled with the name and presentation of the Product, traceable batch number, date of manufacturing, quantity of/in each Product containers and storage conditions. The packing slip for the Product shall also contain: [***]. Corden shall deliver each shipment of Product, [***] to Customer or Customer’ authorized designee/carrier at the Production Facility or as otherwise reasonably instructed in a Product Addendum or in writing by Customer. Title to each Product, risk of loss, delay or damage in transit shall be with Corden until delivered by Corden to Customer or Customer designee in accordance with delivery terms as stated in a Product Addendum or once Product is stored by Corden in consignment stock in accordance with 5.3 (f) (ii).

(b) Accompanying Documentation. If, based upon the review performed by Corden, the Product conforms to the Manufacturer’s Release Specifications, Testing Specifications and was otherwise manufactured according to Applicable Laws, then a Certificate of Compliance will be completed by Corden. Corden shall comply with all warranties as specified in Section 7 and confirm in writing to Customer that such Product has been cleared for delivery, and Corden shall issue the corresponding invoice. Together with such confirmation, Corden will deliver the applicable Manufacturer’s Release Specifications and Testing Specifications results to Customer, CoA, CoC, and Lot Genealogy. Corden will also deliver to Customer all raw data and other records including Executed Batch Record in the possession or under the control of Corden relating to the manufacture of such Product, as well as summaries of all applicable analytical results in machine-readable format and any other required documentation as defined in the Product Addendum or Quality Agreement. Upon receipt of such Manufacturer’s Release Specifications and Testing Specifications results, Customer will review as outlined in the Quality Agreement no later than forty [***] calendar days upon receipt of the requested documentation. During this period, Customer shall have the right to request reasonable additional clarifying information from Corden, which Corden shall provide promptly. Failure by Corden to provide such clarifying information available to Corden shall delay Customer’ review period for [***] days. Prior to Customer’ release of the Product, Corden will also deliver verified, machine-readable process data used for Customer’ Continued Process Verification program. Corden will inform Customer of statistical outliers as part of the release process. When clearing any Product for delivery, Corden shall do so in accordance with the instructions for shipping and packaging specified in the applicable Purchase Order accepted by the Parties or as otherwise agreed to by the Parties in relevant shipping documents.

(c) Shipment. Customer shall authorize shipment of the Product within [***] calendar days after the date Corden communicates to Customer that the Product has been cleared for delivery, as outlined in this Agreement and the Quality Agreement. Corden shall provide Customer with reasonable assistance to obtain and maintain any necessary export approvals, licenses and customs clearance applications, forms and other correspondence in connection with the delivery of Product. In any case, Corden will invoice the Product at the release date. In case Customer wants Corden to store the released Product according to Section 5.3. (f), Corden will not have the Product anymore in its books but in Customer Inventory.

(d) Inspection. Customer will review the provided documentation and evaluate the Product upon receipt, and may test it against the Manufacturer’s Release Specifications, and will notify Corden in writing of its acceptance or rejection of such Batch as promptly as possible after its receipt. If Customer intends to reject a Batch on the grounds of non-conformity to the Specifications or damaged or incorrect packaging caused by Corden, Customer shall notify such rejection to Corden in writing, such notice to be given within [***] calendar days after receipt of the Product by Customer or its designee, to be accompanied, if applicable, by a sample of the Product analyzed by Customer together with all relevant documentation and Manufacturer’s Release Specifications regarding such analysis, and a report indicating the methods used by Customer to evaluate same. If Customer does not report the failure to conform to the Manufacturer’s Release Specifications that should have been reasonably detected by Customer when reviewing the Product supplied by Corden and, if applicable, testing it against the Manufacturer’s Release Specifications or Purchase Order terms for packaging within the period of [***] calendar days after receipt of the Product, such Product shall be deemed to have been accepted by Customer as conforming to the applicable Manufacturer’s Release Specifications. Notwithstanding the forgoing, for a maximum period up to the currently approved retest period of the relevant Product, Customer or its designee reserves the right to reject Product as Non-Conforming Product if the reason such Product (a) does not conform with the applicable Manufacturing Standards, (b) is adulterated within the meaning of Section 501 (a)(2)(B) of the FDCA, or (c) was not otherwise manufactured in accordance with Applicable Law, because such Product contained a Latent Defect that was not reasonably detectable, unless such Latent Defect was directly attributable solely to a nonconformity of the Customer Material used in the manufacture of such Product, or was due to the negligent transportation of such Product from the Production Facility to Customer or its designee and further provided that Customer shall notify any Latent Defect to Corden promptly after it becomes aware of the defect but in any event within [***] calendar days thereafter.

(e) Late Delivery. Without prejudice to the Customer’s rights and Corden’s obligations under this Agreement, in the event that the Corden makes a late delivery and/or is unable to deliver and fulfil the services and/or a PO, regardless of whether such Services are Manufacturing Services or related services, within the timelines defined under this Agreement Corden shall notify Customer as soon as possible and the Parties will work together to agree a mutually acceptable resolution. If conforming Product is not received by Customer within [***] from the Delivery Date, except where Corden can reasonably demonstrate that the delay is not due to its fault (e.g. unavailability of Materials), then Customer shall have the right to claim from Corden a late delivery payment penalty equal to [***]% ([***] percent) of the Price of such delayed Manufacturing Run per each calendar [***] beyond the above [***] grace period, up to a total amount of [***]% ([***] percent) of the Price of such delayed Manufacturing Run in total. Such amounts may be deducted by Customer or credited by Corden from any amounts invoiced to Customer. The rights and remedies contained in this Section 5.3 (e) are without prejudice to Customer’s right to terminate this Agreement pursuant to Section 13 or any other remedy under this Agreement, however, the above late delivery penalty shall be deducted from any claim of Customer for damages arising from late delivery of a Batch by Corden.

(f) Storage and Handling

(i) Corden shall store and handle all Customer Materials and the Product in accordance with the relevant Specifications, the Quality Agreement, Applicable Laws, and under other appropriate conditions, including without limitation, appropriate temperature, humidity, light and cleanliness conditions in order to avoid any material adverse effect on the identity, strength, quality and/or purity of the Products. In addition to the foregoing, Corden shall store and handle all Customer Materials and the Product so as to prevent the commingling of same with Corden’s own inventories and supplies, or those held by Corden for Third Parties. Storage conditions and handling of the Product, a Customer Materials, and Product will be described in the Product Addendum.

(ii) Handling and storage of Customer Materials and Product are free of charge the quantities required for the Binding Forecast, in the case of Product, for up to [***] calendar days from the date the Product is cleared by Corden for delivery to Customer or its designee in accordance with Section 5.3. In the event that storage in excess of [***] calendar days is required, Corden shall offer Customer storage for such Product on consignment either at the Facility, or at a Third-Party facility, at mutually acceptable financial terms. If Corden is unable to store any Product due to capacity constraints, Corden may use an Affiliate or qualified third party to store outside the Facility any Product under this Agreement. Third party storage shall be qualified by Customer, if deemed necessary by the quality department of Customer. Customer acknowledges that such a consignment storage may lead to a delivery of Product which is subject to local VAT. The third party will be reported in the Quality Agreement.

(iii) In case any Product is returned to Corden after having been shipped by Corden, due to any cause which is not connected to Corden actions, then such reshipment and/or possible storage costs shall be Customer’s responsibility.

5.4 Non-Conforming Product(s)

(a) A Product that does not conform to the applicable Manufacturing Standards as defined in Section 2.5 above or that is adulterated within the meaning of Section 501 (a)(2)(B) of the FDCA or similar provisions of any applicable laws in the country where the manufacture takes place for any reason or that was not otherwise manufactured in accordance with Applicable Law, shall be deemed to be a non-conforming Product (“Non-Conforming Product”).

(b) In the event of any disagreement between the Parties regarding whether a Product is a Non-Conforming Product, the quality assurance representatives of the Parties will attempt to resolve any such disagreement in good faith. If the disagreement is not resolved in a reasonable time (which will not exceed [***] calendar days after a notice of dispute is provided by one Party to the other Party), a representative sample of the Product and/or relevant documentation will be submitted for tests and final determination as to whether or not such Product is Non-Conforming Product. The Parties shall designate an independent testing laboratory or consultant or both to determine whether the relevant Product is a Non-Conforming Product, the findings of which testing laboratory shall be binding on the Parties, absent manifest error, gross negligence or fraud on the part of the testing laboratory. The independent testing laboratory shall be instructed to complete its analysis within [***] Business Days after its appointment using the test methods contained in the Manufacturer’s Release Specifications. The costs and expenses of such laboratory testing shall be borne solely by the Party whose position is determined to have been in error or, if the testing laboratory cannot place the fault noticed and complained about on one Party, then the Parties shall share equally the costs and expenses of the testing laboratory. If, after the later of (i) [***] days from the date of receipt by Corden of Customer’ notice pursuant to subsection (a) hereof and (ii) completion by the independent testing laboratory of its analysis of the relevant Product, the Parties have not agreed as to the payment of any outstanding fees related to such Product, the Parties shall commence arbitration pursuant to Section 16.14.

(c) Notwithstanding any further right of Customer, as stipulated in this Agreement, in the event that any Product is ultimately agreed or found to be Non-Conforming-Product and provided that such failure has been notified in accordance with Section 5.3. (d) and further provided that such failure is directly attributable to Corden and not due to the acts or omissions of Customer or any Third Party after delivery of such Product but regardless of when it was discovered, then (save in respect of any claims by Third Parties, which shall be subject to the limitation set forth below in this Agreement), Corden's liability shall be limited (i) if possible according to Applicable Law, reworking or reprocessing the Non-Conforming Product, at Corden’s sole cost and expense, so that such Non-Conforming Product conforms to the applicable Manufacturer’s Release Specifications; or (ii) if (i) is not possible, manufacturing and supplying for/to Customer new Product (in the same quantity as that which was deemed to be non-conforming) at [***]% of the Product Price in addition to the Product Price for the Non-Conforming Product and provided that Customer shall provide Customer Material required for the new Product free of charge, subject to Section 11.4 (b). Corden shall forward to Customer any insurance payments received by Corden as compensation for the cost of replacing the respective Customer Material that was used/lost in connection with the manufacture of such Non-Conforming Product or (iii) if neither (i) nor (ii) are possible, and provided the Non-Conforming Product has been paid in full by Customer, refunding in full the Product Price paid by Customer for such Non-Conforming Product. The Parties will negotiate in good faith the option that is deemed to be the most reasonable one in each particular case taking into account all relevant circumstances, and when so doing the Parties shall attempt to mitigate the inconveniences resulting from the situation for both Parties.

5.5 Inability to Supply

(a) Corden shall immediately notify Customer: (i) upon becoming aware of an event of Force Majeure or any other event that would render Corden unable to: (i) transfer the quantities that Corden is required to supply pursuant to any confirmed Purchase Order(s), or (ii) otherwise meet any of its supply obligations to Customer under this Agreement; and/or (iii) if Corden reasonably believes that it will not be able to meet any portion of the latest Binding Forecast provided by Customer following Corden’s receipt thereof.

(b) In the event that Corden fails to: (i) transfer to Customer the quantities specified in the relevant confirmed Purchase Order; or (ii) otherwise meet any of its supply obligations to Customer hereunder, then in either such event the difference between the number of Batches transferred under a confirmed Purchase Order that meets the requirements under this Agreement and the number specified in such Purchase Order shall constitute a “Supply Deficiency” for purposes of this Agreement, provided, however, that such Supply Deficiency represents more than [***] percent ([***]%) of the amount specified in the confirmed Purchase Order.

5.6 Procedure to Cure Supply Deficiencies. If there is a Supply Deficiency, then, if requested by Customer and at Customer’ election, Corden shall promptly take the selected following steps to remedy the Supply Deficiency, in the following order of preference whenever practicable (i.e., with highest preference given to the remedy in paragraph (a) and the lowest preference given to the remedy in paragraph (d)):

(a) use commercially reasonable efforts to increase the length of a manufacturing campaign at the Production Facility in order to manufacture and transfer to Customer additional Batches that meet the relevant requirements under this Agreement to fully remedy such Supply Deficiency (“Deficiency Cure Batches,” and each such Batch, a “Deficiency Cure Batch”);

(b) use commercially reasonable efforts to utilize any capacity at the Facility which is not then contractually committed to the performance of manufacturing services for Third Party customers during the applicable Contract Year to manufacture and transfer to Customer such Deficiency Cure Batches that meet the relevant requirements under this Agreement;

(c) coordinate and cooperate with Customer to re-schedule manufacture and transfer Batches of Product ordered hereunder that meet the relevant requirements under this Agreement in order to maximize Corden’s ability to manufacture and transfer to Customer such Deficiency Cure Batches that meet the relevant requirements under this Agreement while minimizing the disruption of manufacture at the Production Facility then in force and any contractual commitments to Third Party customers; and

(d) use commercially reasonable efforts to remedy the Supply Deficiency in subsequent periods, if any, by utilizing and dedicating excess capacity not contractually committed to Third Party customers to manufacture and transfer Deficiency Cure Batches that meet the relevant requirements under this Agreement and to reserve such capacity for Customer’ requirements until all of the issues surrounding the Supply Deficiency have been remedied to Customer’ complete satisfaction.

(e) Except for Customer Materials, Corden, shall, at its own costs and expense: (i) procure and obtain any necessary materials, raw materials, and/or supplies to remedy the Supply Deficiency; and (ii) pay for any additional costs related to cure the Supply Deficiency.

For clarity, these are the only remedies available due to a Supply Deficiency.

5.7 Key Performance Indicators. The Parties agree to measure Corden’s performance of its Manufacturing Services through the establishment of Key Performance Indicators (“KPIs”). The KPIs will be mutually defined and discussed in good faith after the completion of the first [***] commercial batches after process validation or as otherwise agreed in a Product Addendum and will be incorporated into this Agreement by the Parties mutually agreed written amendment. The Parties may agree on additional KPIs by written amendment to this Agreement. The Parties shall agree in good faith after completion of the first [***] batches of production of commercial batches after process validation the performance level objectives of Corden The performance level objectives shall be established for individual KPIs and for overall performance and on the basis of actual, past performance, and shall be expressed in measurable values. In addition, minimum acceptance levels shall be agreed upon for all critical KPIs and for overall performance. Corden shall use all Commercially Reasonable Efforts to ensure that its performance does not fall below these minimum acceptance levels. Notwithstanding Corden’s use of all Commercially Reasonable Efforts, if at any time Corden’s overall performance or performance for critical KPIs falls below the established minimum acceptance levels, Corden shall promptly take corrective action to cure such under-performance. For any additional KPIs outside Corden’s standards, Customer shall bear the costs.

5.8 Process Improvements and Sharing of Costs Efficiencies. Corden shall monitor potential cost and quality improvements, including by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving manufacturing processes, by streamlining organizational processes and by reducing manufacturing production times. The Parties shall meet to discuss potential improvements identified by Corden. Customer shall decide whether or not to implement at Customer’s costs necessary changes to achieve the potential improvements. The Parties shall equally share any cost savings so achieved.

5.9 Average Yield. Only for the Customer Material as identified in the Product Addendum: After the Manufacture of the first [***] commercial Batches of Product after process validation, the Parties shall calculate the average yield for a Customer Material for [***] Batches, deducting the Batches with the highest and the lowest yield. The ratio of kilogram Customer Material used per kilogram of Product of these Batches is the average yield (“Initial Average Yield”). For the following years Corden shall calculate the Average Yield based on all released commercial Batches manufactured (“Average Yield”). Corden shall recalculate the Initial Average Yield in case of changes to the Product or the Manufacturing Process. At the beginning of each subsequent calendar year, Corden shall calculate the Actual Yield of Customer Material achieved for all Batches Manufactured in the previous year (“Actual Yield”). In case the Actual Yield for a Customer Material is more than [***] percent lower than the Average Yield, for the difference between the Actual Yield and the Average Yield (“Difference”) following shall apply: Subject to Section 11.4 and provided the Difference lies within the control of Corden, Customer shall receive a credit note on the next invoice in an amount equal to the Difference, [***]). In case the Actual Yield exceeds the Average Yield, the Parties shall share the financial benefits equally as mutually agreed in writing.

6. Payments, Taxes

6.1 Payments. Customer shall pay all invoices to be paid under this Agreement that are properly invoiced in accordance with Section 5.3 and the respective Product Addendum.

(a) Payments shall be made by Customer within [***] days after the date the applicable invoice is received by Customer. All invoices and payments required to be paid hereunder shall be in the currency agreed in each Product Addendum and all such payments shall be completed electronically and wired in immediately available funds to an account designated by Corden. Undisputed late payments shall bear interest at an annual rate equal to SONIA plus [***]percent ([***]%). Failure by Customer to pay undisputed invoices within [***] days after the date the applicable invoice is received by Customer shall be considered a breach of this Agreement by Customer.

(b) Customer shall have the right to withhold payment of any portion of an invoice that is subject to justified warranty claims or other claims hereunder. If the claim is later found to be unjustified, Corden shall have the right to reinvoice Customer with the applicable interest included as per Section 6.1(a).

(c) Corden reserves the right to adjust Product Prices [***] to cover material, resource, and energy cost increases based on the increase in the annual average monthly Italian index of producer prices of industrial products, non-durable goods during the preceding [***] period, as published by the Italian Statistic Office (“Italian IPPI”).

(d) Customer reserves the right to request Product Price reductions no more often than once per calendar year based on any decrease in the annual average monthly Italian-IPPI during the preceding [***] period. The Parties shall negotiate in good faith any such price reduction

(e) The Parties agree that in case payments will be effectuated in any other currency than Euros, the Parties will agree in the pertinent Product Addendum to a currency exchange variability clause.

6.2 Taxes. Except for value added tax, any and all federal, provincial or municipal taxes, levies, charges or fees imposed upon or with respect to or measured by the production, sale, or delivery by Corden to Customer of Product in accordance with Customer’ instructions, shall be borne by of Corden. If applicable, each invoice will show any applicable VAT required to be charged separately. In the event that Corden will be charged by local tax authority for importation VAT for Customer Materials supplied to Corden, Corden will invoice Customer for such paid importation VAT as a pass-through cost for the importation VAT paid by Corden. Corden shall cooperate with Customer in its efforts to recover the VAT incurred and shall provide the required import documentation to support Customer in such activities.

6.3 Withholding Tax. The amounts payable by one Party (the “Payer”) to another Party(the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes sunless required by law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any Taxes that it is required by law to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall promptly deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Governmental Authority of the withheld amount, and send to the Payee reasonable proof of such payment within [***] days following that payment. If Taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

7. Warranties

7.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; and

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; and

(c) it has full corporate authority to enter into this Agreement and the Agreement is binding upon it in accordance with its terms.

7.2 Customer Warranties. Customer hereby represents and warrants that:

(a) to the best of its knowledge, as of the Effective Date, the Product as well as the Customer Background IP and all Customer Confidential Information (including for the avoidance of doubt the Manufacturing Process) and their use by Corden or its Affiliates in accordance with this Agreement do not infringe the Intellectual Property Rights of any third party; and

(b) as of the Effective Date, Customer has the right to grant Corden the licenses stipulated under this Agreement, and will notify Corden if at any time during the term of this Agreement it no longer has the right to grant such licenses; and

(c) the Customer Materials provided by Customer (i) have been manufactured and tested in accordance with cGMP or ISO guidelines (as applicable), (ii) meet the required specifications and (iii) are neither adulterated nor contaminated;

(d) for avoidance of doubt, all Customer liability or indemnification obligations that might result from the representations and warranties under this Section 7.2 are always subject to the limitations set forth in Section 11 of this Agreement.

7.3 Corden Warranties. Corden hereby represents and warrants that:

(a) the Product, if and to the extent it is required to be manufactured under cGMP conditions and a validated Manufacturing Process, (i) will conform to the agreed Manufacturer’s Release Specifications; (ii) has been manufactured, stored, transported, tested, labelled, and packaged in accordance with Applicable Laws including cGMP and any environmental or biohazard laws in the country where the Manufacture takes place; (iii) will not be adulterated within the meaning of Section 501 (a)(2)(B) of the U.S. Food, Drug and Cosmetic Act or similar provisions of any Applicable Laws in the country where the Manufacture takes place; and (iv) will be transfer to Customer and convey good title to the Product, free and clear of any security interests, lien or encumbrances;

(b) It has the title and/or right to any and all Manufacturer Background IP used to Manufacture the Products in accordance with this Agreement to the best of its knowledge at the Effective Date, there are no third party claims against Corden or its Affiliates asserting that the Corden Background IP and Corden Confidential Information to be used in the performance of the Services and/or Manufacturing infringe the Intellectual Property Rights of any third party, and Corden will promptly notify Customer in writing should it become aware of any claims asserting such infringement in the performance of any Product; and

(c) neither Corden nor any of its representatives has been debarred, nor is subject to a pending debarment, and that neither Corden nor any of its representatives will use in any capacity in connection with the Services and/or Manufacturing under this Agreement any person, who has been debarred pursuant to section 306 of the FDCA. 21 U.S.C. § 335a, or who is the subject of a conviction described in such Section. Corden agrees to notify Customer in writing immediately if it comes to its knowledge that Corden or any person who is performing Services is debarred or is the subject of a conviction described in section 306 of the FDCA or if any action, suit, claim, investigation, or proceeding is pending, or to Corden’ s knowledge, is threatened, relating to the debarment or conviction of Corden or any person performing Services under this Agreement.

(d) for avoidance of doubt, all Corden liability or indemnification obligations that might result from the representations and warranties under this Section 7.3 are always subject to the limitations set forth in Section 11 of this Agreement.

(e) Compliance Obligations. Corden intends to conduct its business in accordance with appropriate and applicable environmental and labor laws and industry standard as well as comply with any such standards of Customer. Corden shall also comply, and shall ensure that its subcontractors also comply, with appropriate and applicable environmental and labor laws and industry standards social standards and the principles of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Should Customer discover that Corden or its subcontractors are in breach of the foregoing, Customer may terminate this Agreement without notice.

(f) Compliance with Responsible Sourcing Principles and Customs and Foreign Trade. Corden will, and it will endeavor to ensure that its subcontractors follow responsible sourcing practices and principles and comply with appropriate and applicable Customs and Foreign Trade laws, regulations, guidelines and standards. Upon request of Customer, Corden shall provide Customer with a supplier declaration as requested by Customer.

(g) Change in Control or Name of Business Entity. Corden will provide prompt written notice to Customer in the event of any change in control and/or name of its business entity including without limitation, a change(s) resulting from a merger and/or acquisition.

7.4 Disclaimer of Warranties. THE WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CORDEN TO CUSTOMER AND CORDEN MAKES NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCT, RAW MATERIALS OR SERVICES TO BE SUPPLIED UNDER THIS AGREEMENT OR ANY PRODUCT ADDENDUM, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

8. CHANGES TO PRODUCTS / CHANGE CONTROL

8.1 Changes to the Products (including the Raw Materials), the Manufacturing or the Facility may only be made in accordance with the Quality Agreement. For the purpose of clarity, changes to the Facility under this Section 8.1 and in the relevant sections included in the Quality Agreement only refers to changes directly relating to the Manufacturing of Product and/or impacting the Product.

8.2 Corden shall solely bear all of its actual and related costs resulting from:

(a) Changes to the Facility (including but not limited to changes related to Facility safety reasons) requested by Corden (on its own or on behalf of any approved subcontractor); and

(b) Non-Product specific changes (i) required under Applicable Laws applicable in the country where the Facility is located; (ii) requested or required by the Government Authorities relating to the Facility and to the manufacture of pharmaceutical products; and/or (iii) related to the establishment and/or maintenance of cGMP; and

(c) Changes in the materials or suppliers of the Raw Materials requested by Corden and to the extent within Corden’s control.

8.3 Customer shall solely bear all actual and related costs resulting from:

(a) Changes requested by Customer (other than changes requested or required as set out in Section 8.18.1(b));

(b) Changes requested or required by the Regulatory Authorities relating to the Product, Manufacturing of Product and marketing of the pharmaceutical products containing the Product (except as set forth in Section (8.2(b)); and

(c) Changes to the Product, Raw Materials and/or suppliers of Raw Materials for Product or the Manufacturing requested by Customer.

8.4 In the event that Applicable Laws change such that Corden’s expense for the Manufacture of the Product increases by more than [***] percent, Corden shall be entitled to add the additional, reasonable and documented expenses to the Product Price apportioned to Customer on a pro-rata share of the increase based on Corden’s apportioned utilization of the Facility.

8.5 In the event and solely to the extent that a change requested by Customer (or by Corden in accordance with Section 8.1(b)) may reasonably be expected to have an impact on the Manufacturing Process and/or the Manufacturer’s Release Specifications, the warranty obligation of CORDEN pursuant to Section 7.3(a)(i) shall be waived, but solely to the extent relating to such change and solely until such time that real-time stability data is available to reasonably support that such change does not negatively impact the Manufacturing Process and/or the Manufacturer’s Release Specifications. Under no circumstance shall such change relieve Corden of its general obligations to comply with the terms of this Agreement and the Quality Agreement.

9. HEALTH REGISTRATION APPROVAL SUPPORT; REGULATORY MATTERS

9.1 Filing and Maintenance of the Health Registrations. As between the Parties, Customer shall have the sole right to prepare and file for Market Authorization, the Health Registrations, including the NDA and the CMC, with the applicable Governmental Authorities, and, for clarity, Corden shall have no right to do so except in the case of an inspection of the Facility and/or other request for information made by an applicable Governmental Authority. Customer may at its own discretion include a designation of Corden and the Facility as a Manufacturer and Manufacturing site of Product in the applicable Health Registrations.

9.2 CMC Information. Customer shall provide Corden with CMC information applicable to Corden to the extent necessary for Corden to Manufacture the Product in accordance with this Agreement, and Corden shall comply with all such CMC information in performing its activities hereunder. In the event Customer subsequently modifies any relevant Health Registration (or the CMC) which will affect the Manufacture of the Product hereunder, it shall promptly notify Corden and provide it with necessary information about such Health Registration (or CMC) supplements or amendments to the extent necessary for Corden to Manufacture the Product in accordance with this Agreement, and the provisions of Section 8.3 shall apply.

9.3 Regulatory Support for Maintaining Filings. Corden shall perform the activities (including tests), which according to Customer are necessary for Marketing Applications and Market Authorizations, in accordance with cGMP, Applicable Laws, as reasonably requested by Customer from time to time, at Customer’s cost and as mutually agreed between the Parties in writing. In all cases, Corden shall be prepared for any and all inspections, including pre-approval inspections, by Governmental Authorities. Without limitation of the foregoing, Corden shall provide Customer with information and assistance as Customer may reasonably request for purposes of applying for and maintaining all relevant Health Registrations for the Product including providing Customer with all reports, authorizations, certificates, methodologies, specifications and other documentation in the possession or under the control of Corden (or any of its Affiliates) relating to the pharmaceutical/technical development and/or Manufacture of the Product or any component thereof. Corden hereby grants Customer a right of reference to any regulatory approvals and/or Corden’s (and/or any of its Affiliates) site master file for use in connection with the Product.

9.4 Corden Approvals. Except as otherwise specifically set forth herein, Corden shall be responsible for obtaining and maintaining (and throughout the Term, Corden shall maintain in full force and effect) all permits and approvals from all Governmental Authorities or as otherwise may be required under Applicable Laws, in each case, to operate the Facility and shall ensure that its subcontractors operate in compliance with any applicable regulations.

9.5 Audit Reports and Other Information. Corden acknowledges that Governmental Authorities may, in conducting an inspection of Customer, request copies of reports of Customer audits of its suppliers. For clarity, in response to such a request, Customer shall have the right to provide to the Governmental Authority any report of any compliance audit conducted hereunder (including as may be conducted in accordance with the Quality Agreement) and any other information in connection with the activities hereunder, provided that such disclosure is made in compliance with the provisions set forth in Section 12 (Confidentiality).

9.6 Communication with Governmental Authorities. As between the Parties, Customer shall have the sole right to communicate with the appropriate Governmental Authorities relating to the Product, and Corden shall have no right to do so unless required to do so by Applicable Laws. Corden shall provide Customer or its Affiliate, in a timely manner, all information in Corden’s (or its Affiliate’s) possession or control concerning the Product which is reasonably requested by Customer (or its Affiliates) and which is reasonably necessary to meet Customer’s (and its Affiliate’s) regulatory obligations. Corden shall immediately notify Customer of any Governmental Authority request for samples of the Product, or Executed Batch Records or Master Batch Records or any other information related to the Product and will not provide such material, records or information until such notification is made to Customer.

10. Quality

10.1 Promptly after the Effective Date, the Parties shall enter into good faith discussions and use their respective good faith reasonable efforts to enter into a quality agreement (“Quality Agreement”) within [***] days after the Effective Date. Such Quality Agreement shall be consistent with all Applicable Laws and regulations relating to the Manufacture of the Product and describe the respective quality assurance responsibilities and obligations of the Parties for the Manufacture of Product.

10.2 Quality Control. Corden shall maintain a quality assurance and quality control program in accordance with cGMP, Applicable Laws and the Quality Agreement.

10.3 Quality Audits and Regulatory Inspections. In accordance with the terms of the Quality Agreement, Corden shall (and shall reasonably cause its Affiliates and approved subcontractors to) permit (i) Customer or its designated representatives to annually audit the Facility and any facility where Products are being Manufactured, handled or stored, or Services are performed by approved subcontractors; and (ii) Government Authorities to inspect any such facilities. With the exception of Product-specific pre-approval audits which require an audit frequency of greater than one audit per calendar year, and Product-specific regulatory inspections, for which the Parties shall agree a Service Fee upfront, all audits and inspections performed in accordance with the Quality Agreement shall be free of charge for Customer. Customer’s personnel shall comply with Corden’s procedures concerning cGMP, training, safety, hygiene, confidentiality and controlled access to facilities and documents. For practical reasons and in order to ensure a smooth Manufacturing Process, a maximum of [***] Customer representatives or employees shall be permitted in the manufacturing area for no more than [***] business days per Quality audit.

10.4 Person in Plant. Customer shall have the right to have personnel at the Facility during regular business hours during a manufacturing campaign for the Product as set forth in the Quality Agreement. Such personnel may either be technical or quality personnel. Customer’s personnel shall comply with Corden’s procedures concerning cGMP, training, safety, hygiene, confidentiality and con-trolled access to facilities and documents as set forth under the Quality Agreement.

10.5 Data review: A biannual Acadia data review will be performed. This can be remote or onsite, a maximum of [***] Customer representatives or employees shall be permitted in the analytical lab, with possible third person for translation purposes for no more than [***] Business Days. Customer shall reimburse Corden for the costs for such data review.

11. RECALL, INDEMNIFICATION, INSURANCE, SECURITY MEASURES

11.1 Investigation, Recall, Voluntary Withdrawal. In the event that any Regulatory Authority in any country shall allege or prove that the Product does not comply with Applicable Law in such country where such Product is marketed, distributed and sold, the Party becoming aware of same shall notify the other Party in writing within [***], and thereafter both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If (a) such Product is adulterated within the meaning of Section 501 (a)(2)(B) of the FDCA due to the acts or omissions of Corden and not due to the acts or omissions of Customer or any Third Party after delivery of such Product or (b) Customer is required or should deem it appropriate to voluntarily withdraw such Product, then to the extent that such recall or withdrawal is due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or breach of any representation, warranty or covenant of or by Corden that could not have been reasonably detected by Customer during the Customer Release, then Corden shall bear the actual, documented and reasonable expenses of the Parties in carrying out the recall subject to the limitation of liability under Section 11.4 below, and Section 5.4 (c) shall apply, to the extent the recall concerned Non-Conforming Product.

11.2 Indemnification by Corden. Corden shall indemnify, defend and hold harmless Customer, its Affiliates, its sublicensees and distributors, and its and their respective directors, officers, representatives, shareholders, employees, and agents and their respective successors and permitted assigns, from and against any and all Losses from any Third Party claims, proceedings, actions or causes of action, (“Third Party Claims”) which arise out of:

(a) any breach of Corden’s warranties as set forth in Section 7 or the Quality Agreement or any other material breach by Corden or any of its representations, warranties, covenants, agreements or obligations under this Agreement, or the gross negligence, reckless, or wilful misconduct of Corden, or its Affiliates or subcontractors in the performance of the Services and Manufacturing of Product and any of its obligations hereunder;

(b) personal injury (including death) or property damage relating to or arising out of any Manufacture of Product by Corden or its Affiliates due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or strict liability of, Corden or its Affiliates, and/or their respective directors, officers, employees or agents;

(c) the claimed infringement of any third party patent, trademark or other intellectual property right Corden was aware of and that is asserted due to any activities of Corden or any of its Affiliates relating to any of its Manufacturing processes or methods used in the Manufacture and/or production of the Product, except to the extent that such activities, processes or methods were specifically provided or required by Customer.

11.3 Indemnification by Customer. Customer shall indemnify, defend and hold harmless Corden and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all Losses arising out of or resulting from Third Party Claims based upon:

(a) any claim that the use of the Customer Materials provided by Customer infringes the intellectual property right(s) of the third party;

(b) any breach of Customer’ obligations, covenants, representations and warranties set forth in this Agreement or the Quality Agreement;

(c) personal injury (including death) or property damage or Product liability relating to or arising out of any use, distribution or sale of Product by Customer, its Affiliates or Partners, unless due to any negligence, fraud, recklessness or wrongful intentional acts or omissions by, or strict liability of, Corden, its Affiliates or its Partners, and/or their respective directors, officers, employees, subcontractors, representatives, or agents; or

(d) Customer or its Affiliates’ negligence, fraud, recklessness or wrongful intentional acts or omissions in the manufacture or procurement of Customer Materials to the extent used by Corden in the manufacture and production of Product.

11.4 Limitation of Liability: Except for: (a) any unauthorized use of Customer’s Intellectual Property or Confidential Information; (b) Corden’s gross negligence, wilful misconduct, wrongful intentional acts or omissions, recklessness, or fraud; or (c) third party Losses, including for (i) personal injury or death, (ii) Product liability or (iii) liability resulting from a breach of the warranties given in Section 7, in no event shall Corden’s maximum liability to Customer for:

(a) the cost for replacement of Customer Material exceed [***] ([***]%) percent of the amount payable for the Non-Conforming Product(s) that gave rise to the Claim, except in case of Section 5.4 (c) (iii) where such reimbursement shall be excluded, and/or

(b) any other claim relating to any breach of Corden’s obligations, covenants, representations and warranties set forth in this Agreement or the applicable Quality Agreement exceed [***] ([***]%) percent of the amount payable under the Purchase Order that gave rise to the Claim.

11.5 No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 11.2 AND 11.3 ABOVE, AS APPLICABLE, AND/OR EXCEPT FOR: (A) ANY UNAUTHORIZED USE OF CUSTOMER’S INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION; OR (B) EITHER PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, RECKLESSNESS, OR FRAUD; UNDER NO CIRCUMSTANCES WHATSOEVER (INCLUDING DUE TO NEGLIGENCE) SHALL EITHER PARTY OR ANY OF ITS AFFILIATES FOR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES,OR CLAIMS BROUGHT BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE,STRICT LIABILITY OROTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE QUALITY AGREEMENT, OR ANY BREACH HEREOF. FOR THE PURPOSES OF THIS CLAUSE “CONSEQUENTIAL DAMAGES” SHALL BE DEFINED AS LOSSOF PROFIT OR ANTICIPATED PROFIT, LOSS OF PRODUCTION, LOSSES CAUSED BY BUSINESS INTERRUPTIONS, LOSS OF REVENUE AND LOSS OF GOODWILL OR REPUTATION AS WELL AS DAMAGES RESULTING FROM REMOTE EVENTS THAT ARE VERY UNLIKELY TO HAPPEN, “PUNITIVE DAMAGES” SHALL BE DEFINED AS COMPENSATION CLAIMS THAT EXCEED THE DAMAGE ACTUALLY INCURRED.

11.6 Notice of Indemnification. In the event that any Person entitled to indemnification (“Indemnitee”) under Sections 11.2 or 11.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim; provided that failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the indemnifying Party shall actually have been prejudiced by such failure in a material manner. Thereafter, the Indemnitee shall deliver to the indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Claim. The indemnifying Party shall have the right to assume the direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee) and the Indemnitee shall cooperate as requested (at the expense of the indemnifying Party) in the defense of such Claim. In any such proceeding the defense of which the indemnifying Party shall have so assumed, the Indemnitee shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under this Section 11.6) at its own expense unless (i) the Indemnitee and the indemnifying Party shall have mutually agreed on the retention of counsel, (ii) the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying Party, or (iii) the named Parties (including the impleaded Parties) include both the indemnifying Party and the Indemnitee, and representation of both Parties by the same counsel would be inappropriate in the opinion of the indemnifying Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the indemnifying Party’s counsel may be retained to represent Indemnitee at the indemnifying Party’s expense. The Indemnifying Party shall have no liability under this Section 11.6 with respect to claims or suits settled or compromised without its prior consent.

11.7 Insurance. During the Term and for [***] thereafter, Corden shall, at its sole cost and expense, obtain and maintain, with financially sound and reputable insurers, insurance coverage at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, professional liability/errors and omissions coverage and such other coverage types and amounts as are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in the jurisdiction and Territory where such activities are being performed covering its obligations and performance under this Agreement, including its storage and use of Customer Material, including, without limitation, endorsements for Product(s) liability. Without prejudice to the foregoing, Corden shall maintain the insurance described herein not less than the equivalent of ten million euro (EUR [***]) per occurrence and ten million euro (EUR [***]) per year in the aggregate per policy. The Parties understand and agree that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Upon Customer request, Corden shall provide a certificate demonstrating the insurance it is required to obtain and maintain under this Section 11.7.

11.8 Security Measures. Corden shall take reasonable measures to protect the Production Facility, the Customer Material, the other Raw Materials, the Product and all work-in-progress from and against events, including but not limited to, cyber security, theft, vandalism and terrorism. Corden agrees to notify Customer in writing as soon as practicable of any such events which threaten or negatively impact the Production Facility, the Customer Material, other Raw Materials, the Product, or any work-in-progress.

12. CONFIDENTIALITY

12.1 Generally. During the period from and after the Effective Date until the [***] anniversary of the expiration or termination of this Agreement, each Party shall keep confidential and shall not use for any purpose other than the performance of such Party’s obligations under this Agreement, and shall cause its Affiliates and such Party’s and its Affiliates’ respective directors, officers, employees and advisers to keep confidential and not to use for any purpose other than the performance of such Party’s obligations under this Agreement, all information acquired from the other Party or its Affiliates, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all information concerning the Process, Product Intellectual

Property, the contents and existence of this Agreement and all Customer Material Specifications, Manufacturer’s Release Specifications and Testing Specifications and other quality standards hereunder (“Confidential Information”), other than any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the receiving Party (which, in the case of Corden, shall mean known prior to the effectiveness of the Previous Manufacturing Agreement) as evidenced by prior written documents in the receiving Party’s possession; or (iii) is disclosed to the receiving Party by a Third Party who or which is not in default of any confidentiality obligation to the disclosing Party (such information to which none of the foregoing exceptions applies, “Confidential Information”). Each receiving Party shall transmit, and shall cause each of its Affiliates to transmit, Confidential Information only to those of its employees, agents or representatives who shall need same for the purpose of this Agreement and shall take all necessary measures to assure that such employees, agents or representatives do not reveal such Confidential Information to any Third Party without prior written authorization from the disclosing Party for as long as the receiving Party is obliged to hold such information in confidence hereunder, regardless of the respective terms of employment of such employees. Notwithstanding any other provision of this Agreement, Customer may disclose Confidential Information of Corden to a Partner; provided that such Partner is under confidentiality obligations at least as restrictive as those set forth herein.

12.2 Exceptions. The provisions of this Section 12 shall not apply to Confidential Information: (i) that is submitted by the receiving Party to Governmental Authorities to facilitate the issuance or maintenance of marketing approvals for the Product; provided that, to the extent permitted by Applicable Law, reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information; (ii) that is required to be disclosed in compliance with Applicable Laws or order by any court, supervisory, regulatory, judicial or Governmental Authority having competent jurisdiction (including without limitation SEC reporting); provided that, to the extent permitted by Applicable Law, reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information; or (iii) that is necessary to facilitate due diligence in connection with entering into a financing or similar arrangement with a bank or other credit institution. Each Third Party who receives Confidential Information pursuant to subclauses (i), (ii) and (iii) of this Section 12.2 shall be bound by the same confidentiality obligations set out in Section 12.1.

12.3 To the extent that the Confidential Information is in the form of reports or any tangibly recorded data, products or other property, the same shall be returned to the disclosing Party promptly at its request together with all copies thereof. The receiving Party assumes all liability for damage to, or loss of any such property while in the possession of the Receiving Party or subject to its control. Notwithstanding the foregoing, the Receiving Party may retain one (1) copy of the Confidential Information in its legal files, solely for the purposes of verifying compliance with the provisions of this Agreement or Applicable Law. In addition, the receiving Party will not be obliged to destroy copies of Confidential Information remaining on their standard back-up devices unless requested to do so by the disclosing Party and technically feasible. Any Confidential Information so retained will continue to be subject to the terms of this Agreement for the time period set forth in Section 12.5

12.4 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law, in equity or under this Agreement, to obtain temporary, preliminary and permanent injunctions, without the posting of any bond or other security, enjoining or restraining the other Party and its Affiliates from any violation or threatened violation of this Section 12.

12.5 Survival. The obligations of confidentiality, non-disclosure and non-use shall survive termination or expiration of this Agreement for a period of [***] years.

13. TERM, TERMINATION

13.1 Term, Extension. This Agreement shall commence on the Effective Date and shall continue for an initial term of five (5) years (“Initial Term”). If not terminated with eighteen (18) months’ written notice prior to the expiration of the Initial Term (or any subsequent renewal term), it shall be renewed for consecutive terms of two (2) year(s) each (the Initial Term, together with any such renewal terms, the “Term”). In the event that this Agreement expires or is terminated under this Section 13.1 or 13.2 prior to completion of a Product Addendum, this Agreement will remain in effect with regard to each surviving Product Addendum until the Services and other work as described in the surviving Product Addendum(s) is fully completed or the Product Addendum expires or is terminated.

13.2 Termination for convenience. Either Party may terminate this Agreement for convenience upon twelve (12) months prior written notice.

13.3 Termination for Cause. A Party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(a) if the other Party commits a material breach of this Agreement, which (in the case of a breach capable of remedy) is not remedied within [***] Business Days after the receipt by the breaching Party of written notice from the non-breaching Party that identifies the breach and requires its remedy; provided that a breach of payment obligations shall be subject to a [***] Business Day cure period; or

(b) upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings by or against the other Party (and if such proceedings are by or against Corden, Corden shall provide written notice of such proceedings to Customer within [***] Business Days after such filing or institution, so that Customer may take possession of its property, including Product); provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within [***] Business Days after the filing thereof; or

(c) if the other Party ceases for any reason to carry on its business, or makes an assignment for the benefit of its creditors, or is the subject of any proposal for a voluntary arrangement. In addition, Vendor shall promptly notify Customer in writing if Vendor receives notice of the debarment or threatened debarment of any individual or entity utilized by Corden in connection with this Agreement, and Customer shall have the right to immediately terminate this Agreement upon written notice to Corden without further cost or liability, except for payments of accrued and unpaid obligations accrued before the date of termination if Corden is not able to replace such individual or entity with another individual or entity reasonably acceptable to Customer within reasonable time.

13.4 Effects of Termination. Expiration or termination of this Agreement for any reason shall not relieve Customer of payment obligations under this Agreement for Services performed prior to expiration or termination and payment associated with any close-out costs of any Purchase Orders and (except if such termination is due to an uncured material breach by Corden) all reasonably incurred future obligations to third parties and out-of-pocket expenses pre-incurred by Corden in connection with the performance of the Services, that cannot be reasonably avoided, cancelled or mitigated. For the avoidance of doubt, it is hereby clarified that in case of termination of this Agreement immediately after acceptance of such termination notice from Customer, (i) Corden will wind down any respective ongoing activities; and (ii) Corden shall neither incur any additional future obligations nor start any new activities, without receipt of Customer's specific written consent, such as, but not limited to, Tech Transfer activities as set forth in Section 13.4.2.

13.4.1 Regulatory Assistance. After termination of this Agreement, Corden shall assist Customer with reasonable support in relation to any investigation required by any Regulatory Authority with respect to Manufacture of the Product carried out by Corden at its Manufacturing Site during the Term, provided that Customer shall reimburse Corden for its reasonable costs in providing such assistance in the event it terminates for convenience.

13.4.2 Technical Transfer Assistance. Following termination of this Agreement for any reason, Corden will provide, upon Customer’s request, reasonable support and cooperation in transferring the then-current manufacturing process of the Product to an alternative site, designated by Corden. Corden shall be entitled to charge for its reasonable costs in supporting the Tech Transfer of the Product at a mutually agreed upon hourly rate based on a written and accepted quotation, provided, however, if the Tech Transfer is requested by Customer following its termination of this Agreement under Sections 13.3 (a), (b), or (e), then Corden shall provide such Tech Transfer services free-of-charge. Additionally, in connection with the Tech Transfer assistance provided pursuant to this Section, Corden shall grant to Customer and its Affiliates and designees a perpetual, fully-paid, non-exclusive, royalty-free license, with the right to sublicense, under any Corden IP which is necessary for the Manufacture of Product. Corden’s obligations to support a Tech Transfer shall continue until such time as Customer, or its designee, successfully manufactures a validated Batch of each Product.

13.5 Survival. The following Sections shall survive the termination or expiration of this Agreement for any reason: Sections 3, 12, 13, 14, 15 and 16 each for the period specified therein, or, if no period is specified therein, then perpetually. Expiration or termination of this Agreement shall not relieve the Parties of any rights, causes of action, or obligations accruing prior to such expiration or termination.

14. FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to Force Majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as unforeseeable causes beyond the control of a Party, including without limitation, acts of God; war; civil commotion; epidemics, quarantines, and the destruction of production facilities or materials by fire, flood, earthquake, explosion or storm. In such event, Customer or Corden, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for [***] days thereafter. To the extent possible, each Party shall use commercially reasonable efforts to minimize the duration of any event of Force Majeure. If Corden is unable to perform its obligations under this provision, Customer shall be entitled to obtain immediately any Customer Material, and/or other Raw Materials dedicated exclusively to the Product or work-in process involving Customer Material then in the custody of Corden so that Customer may arrange for the production or completion of Product by other manufacturers, in its discretion. If such Force Majeure event is expected to delay production for more than [***] days, the Parties shall immediately consult with each other to consider how to best address such delay.

15. Legal Compliance

15.1 Anti-Corruption. Each Party will conduct itself and undertake the arrangements contemplated by this Agreement in a manner which is consistent with the applicable anti-corruption legislation (national and foreign), including but not limited to the German laws regarding corruption, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as amended. Failure of a Party to comply with the provisions of this Section will be deemed a material breach of this Agreement.

15.2 Export Control

(a) Customer agrees and understands that the Product and other Corden deliverable may be subject to trade restrictions (e.g. export/import license requirements, sanctions programs in terms of embargoes or sanctioned party lists) by the Export Control Regulations imposing restrictions on trade including export, re-export, import, transfer, disclosure, supply or comparable transaction, regardless of the way of provision to other countries or parties. Customer agrees and accepts liability to always comply with all such Export Control Regulations and to instruct its agents, brokers, vendors and carriers (hereinafter each a “Customer Agent”) to comply. In particular, Customer and Customer Agent shall not, without first obtaining permission to do so from the appropriate authorities, (i) provide any such Product or Corden deliverable to any country, person or other party that is ineligible to receive such Product or Corden deliverable under the Export Control Regulations (hereinafter “Embargoed Country or Embargoed Party”); or (ii) provide any Product or Corden deliverable to a person or other party if Customer or Customer Agent knows or has reason to assume that such person or other party intends to provide the Product or Corden deliverable to any such Embargoed Country or Embargoed Party, or intends to use or allow others to use the Product or Corden deliverable for activities related to military or otherwise restricted use. Customer and each Customer Agent shall cooperate fully with (i) Corden in any official or unofficial audit or inspection related to this Agreement in connection with any Export Control Regulations and (ii) Corden’s reasonable requests for information and/or documentary evidence to support and/or verify compliance with any Export Control Regulations.

(b) Neither Party shall disclose Confidential Information to the other Party in violation of the Export Control Regulations. In the event that either Party knows, or has reason to believe that any Confidential Information to be disclosed hereunder is subject to the Export Control Regulations, such Party shall notify the other Party in advance of planned disclosure and before disclosure the Parties will reasonably cooperate to ensure compliance therewith. In no case shall such Confidential Information be disclosed to the other Party without its prior written agreement.

15.3 Data Protection. Each Party shall comply with applicable data protection laws, to the extent that such Party receives and/or processes and uses personal data in the performance of its obligations under this Agreement. Upon a Party’s request, the other Party agrees to enter into any additional agreements required by Applicable Law, and specifically the European General Data Protection Regulation 2016/679 (GDPR), relating to data use and protection. In case of transfer of personal data to recipients seated outside the European Union/European Economic Area, which do not provide for an adequate data protection level, such contractual arrangements may include (i) the European Union’s Standard Contractual Clauses/Standard Data Protection Clauses for the transfer of personal data to processors and/or (ii) any other agreement that competent data protection authorities have declared to be compulsory or acceptable to comply with data protection law obligations.

16. MISCELLANEOUS

16.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. The Parties’ obligations and rights in connection with the subject matter hereof are solely as specifically set forth in this Agreement, and they agree and acknowledge that they owe no fiduciary or other duties or obligations to each other by virtue of any relationship created by this Agreement. Without limiting the foregoing, the Parties also acknowledge and agree that if it should be determined by a court of competent jurisdiction that, notwithstanding the foregoing, such duties or obligations exist, the Parties hereby waive same and agree not to assert or rely on same in any proceeding. Neither Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein. Customer shall sell the Product without participation of Corden in the negotiation or consummation of such sales, and, as between the Parties, Customer shall derive the entire income and incur the entire loss, as the case may be, from such sales. Corden shall only be entitled to the applicable properly invoiced Fees as set forth in this Agreement.

16.2 Books and Records. Any non-technical or Product related books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with generally accepted accounting principles, consistently applied. Any right to examine records under this Agreement shall be deemed to include the right to make copies thereof, subject to the Parties’ respective obligations under Section 11.

16.3 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express prior written consent of the other Party, except that: (i) Customer may assign its rights and delegate its obligations hereunder, in whole or in part, to an Affiliate of Customer; (ii) Customer may assign its rights and delegate its obligations hereunder with respect to the Product to a Person who acquires all or substantially all of Customer’ business, rights or obligations with respect to the Product or the applicable Product line; and (iii) Customer may assign its rights and delegate all of its obligations hereunder in the event of Customer’ or its Affiliates’ merger or consolidation, sale of all or substantially all its assets or business or similar transaction. Any assignment not in accordance with this Section 13.3 shall be null and void.

16.4 Sub-contracting. Corden shall not sub-contract any of the work to be performed by Corden hereunder without the prior written consent of Customer. No such sub-contracting, even if approved by Customer, shall relieve Corden of any of its obligations hereunder.

16.5 Binding Effect; No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement shall be binding on the successors and permitted assigns of the Parties, each of such permitted universal successors or assigns being deemed to be a Party hereunder in substitution of its respective predecessor. This Agreement is for the sole benefit of the Parties and their respective successors, Affiliates and permitted assigns, and in the case of Customer, as applicable, its Partners, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns or Partners, any legal or equitable rights hereunder.

16.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.7 Notices. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given solely if in writing and personally delivered or sent by registered or certified mail (return receipt requested), email transmission (receipt verified) or express courier service (signature required) to the Party for which such notice is intended, at the address set forth below for such Party:

(a) In the case of Corden, to:

Corden Pharma Bergamo S.p.A.

Attn.:

E-mail:

Copy to:

Corden Pharma International GmbH

Attention:

E-mail:

(b) In the case of Customer, to:

Acadia Pharmaceuticals Inc.

Telephone:

Attn.:

Email:

or to such other address for such Party as it shall have specified by like notice to the other Party; provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be the date on which such notice or request has been given. If sent by mail or express courier, the date of actual receipt shall be the date on which such notice or request has been given (unless such mailed or couriered notice or request merely confirms a notice or request previously delivered in accordance with this Section 16.7). If sent by facsimile transmission or email, the date of transmission shall be deemed to be the date on which such notice or request has been given, unless the date of transmission is not a Business Day in the location to which such notice or request is transmitted, in which event the next Business Day in such location shall be deemed to be the date on which such notice or request has been given. All notices, requests or other communications required by this Agreement shall be in the English language.

16.8 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

16.9 Public Announcements. Neither Party shall make any public announcement regarding this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of permitted public announcement, or of an announcement required by Applicable Law, regulation or a Governmental Authority, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text, except where such prior disclosure is not permitted by Applicable Law or regulation or would otherwise jeopardize the timely delivery by the other Party of any required public announcement. Following approval of the proposed text, such text may be used in subsequent public announcements without further approval, to the extent it remains accurate, complete and not misleading.

16.10 Waiver. Any waiver by a Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing by the waiving Party.

16.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, then (i) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and the same shall be legal, valid and enforceable, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16.12 Amendment. This Agreement may only be amended with the written consent of both Parties.

16.13 Governing Law; English Original Controlling. This Agreement and all matters relating thereto and arising therefrom shall be governed by, administered under and construed in accordance with the laws of [***], and the patent laws of [***], without reference to provisions of conflicts of laws. The application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall be excluded. The English original of this Agreement shall prevail over any translation hereof.

16.14 Dispute Resolution

(a) Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers' Arbitration Institution in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one or three. The seat of the arbitration shall be [***]. The arbitral proceedings shall be conducted in English.

(b) The arbitration award will be final and binding upon the Parties. Both Parties consent to the exclusive jurisdiction of such arbitration procedure and waive any objection to the propriety or convenience of such venues. Nothing in this section shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief, if such Party thinks this is necessary to protect its interests.

(c) The Parties agree (i) that any such award or order shall be a reasoned award, shall be in writing and in English, shall specify the factual and legal basis for the award and shall be final and binding; and (ii) that judgment or any arbitral award or order resulting from an arbitration conducted under this Section 16.14 may be entered in any court, in any country of competent jurisdiction, having jurisdiction thereof or having jurisdiction over the Parties or any of their respective assets.

(d) Customer and Corden hereby irrevocably waive and exclude all rights of appeal, challenge or recourse to any court from any arbitral award or order resulting from any arbitration conducted under this Section 16.14 (except for initiating actions or proceedings to obtain a judgment recognizing or enforcing an arbitral award or order and except for actions or proceedings seeking interim, interlocutory or other provisional relief in any court having jurisdiction, but only on the ground that the award to which the applicant may be entitled may be rendered ineffectual without such provisional relief).

(e) The arbitrator, in his or her discretion, may consolidate two or more arbitrations or claims between the Parties into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different claims that may arise in any one arbitration. Notwithstanding the foregoing, the arbitrator shall consolidate arbitrations and/or claims, if they determine that it would be more efficient to consolidate such arbitrations and/or claims than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or claims to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or claims to be consolidated, or (iii) there is a danger of inconsistent awards.

(f) The costs of the arbitration (including reasonable attorney’s fees and associated costs and expenses) shall be borne by the parties in proportion to the outcome of the arbitration (taking into account the relative success of the claims and defenses of the parties), as ordered by the arbitrators.

16.15 Interpretation. Except as the context otherwise requires, (i) any reference in this Agreement to a Section, subsection, paragraph, clause or Exhibit will be deemed to be a reference to a

Section, subsection, paragraph, clause or Exhibit of or to this Agreement, (ii) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (iv) the word “include” (and variants thereof) shall be deemed to be followed by the phrase “without limitation” or words of similar import, and (v) except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

16.16 Entire Agreement / Priority of Documents. This Agreement together with the appendices and schedules attached hereto and thereto, contain the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede all prior oral and written understandings and agreements relating thereto. In the event of a conflict or ambiguity between any term of this Agreement, its appendices, the Quality Agreement and any Purchase Order, the following order of precedence shall apply, whereas 1 equals to the highest priority. The document with the higher priority shall prevail over the document with the lower priority.

1. This Agreement and any Appendices;

2. Product Addendum;

3. Quality Agreement ( except to the extent such conflict relates to quality matters, in which case the QA shall be of highest priority and shall prevail over the Agreement and its appendices, Product Addendum, and any Purchase Order);

4. Any Purchase Order (except to the extent that such Purchase Orders expressly and conspicuously contain terms intended to supersede the terms and conditions of this Agreement and its Appendices, Product Addendum, or, in which case the Purchase Order supersedes the Agreement only with regards to these specific terms).

16.17 Descriptive Headings. The headings contained in this Agreement, in the table of contents to this Agreement and in any exhibits or schedules to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.18 Counterparts. This Agreement is executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signatures by facsimile, email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same legal force and effect as the physical delivery of the paper document bearing original signature.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, as of the date first above written, by their duly authorized representatives.

CORDEN PHARMA BERGAMO S.p.A.	ACADIA PHARMACEUTICALS, INC.
By:	By:
Name: Luca Porcu	Name: Benir Ruano
Title: Managing Director Date:	Title: SVP, Strategy and Tech Operations Date:

By:	By:
Name: Vito Caroli Title: CFO	Name: Mark Schneyer Title: EVP, Chief Financial Officer
Date:	Date:

APPENDIX 1- TEMPLATE - Product Addendum

This Product Addendum # 1 (Product Addendum), effective as of Mo / Day / Year (CSA Effective Date) is entered into between Corden Pharma Bergamo S.p.A. (“Corden”) and Acadia Pharmaceuticals, Inc. (“Customer”) under the Commercial Supply Agreement dated Mo/Day/Year, between the parties (the Agreement). Pursuant to the Agreement, Corden has agreed to perform certain Services in accordance with written Product Addenda, such as this one, entered into from time to time. Capitalized terms used in this Product Addendum and not otherwise defined have the meanings given to them in the Agreement.

The Parties hereby agree as follows:

1. Product Addendum

This document constitutes a Product Addendum under the Agreement, and this Product Addendum and the Services contemplated herein are subject to the terms and provisions of the Agreement. Except if expressly modified in this Product Addendum, the terms of the Agreement are hereby incorporated by reference herein.

2. Services, Product, and Materials

A. Services:	[xxxxxx]
B. Corden Facility:	[xxxxxx]
C. Product:	[xxxxxx]
D. Raw Materials	[xxxxxx]

3. Commercial Terms

A. Purchase Requirements:	[xxxxxx]
B. Territory:	[xxxxxx]
C. Product Price:	[xxxxxx]
D. Shipping Terms:	[xxxxxx]
E. Minimum Order Quantity:	[xxxxxx]
F. Minimum Annual Volume Commitment:	[xxxxxx]
G. Storage Fee:	[xxxxxx]
H. Price Adjustment:	[xxxxxx]
I. Rolling Forecast:	[xxxxxx]
J. Cancellation:	[xxxxxx]
K.	[xxxxxx]
L. Miscellaneous:	[xxxxxx]

IN WITNESS WHEREOF, the Parties hereto have caused this Product Addendum to be executed, as of the date first above written, by their duly authorized representatives.

CORDEN PHARMA [….]	ACADIA PHARMACEUTICALS, INC.
By:	By:
Name:	Name:
Title: Date:	Title: Date:

By:	By:
Name: Title:	Name: Title:
Date:	Date: